EXHIBIT 10.4

For participants subject to $1 million limit

Terms of Performance Retention Award
Four Year Installment Vesting
Granted on February 7, 2013

The Assured Guaranty Ltd. (the “Company”) Performance Retention Award amounts described in the enclosed letter (the “Award Letter”) dated February 7, 2013 (the "Grant Date") will be payable in accordance with the following Terms of Performance Retention Award (the “Award Terms”). Under the following Award Terms, the Principal Amount is divided into three installments, and a different Performance Period is established with respect to each Installment, under paragraph 1 below. The Performance Retention Award (sometimes referred to as the “Award” or “Award Payment”) will be a cash distribution payable with respect to the Installment for each Performance Period, with the amount determined under paragraph 2 below, subject to the vesting restrictions under paragraph 3 below. Payment of the Award will be due on the Payment Date determined under paragraph 4 below (subject to paragraphs 2(b) and 2(c)). Paragraph 5 establishes rules for death, disability, and retirement. Paragraph 9 provides certain definitions that apply to these Award Terms.
1. Performance Period and Installments. The Principal Amount is divided into three Installments. The Performance Period for each Installment, and the Principal Portion of each such Installment, is set forth in the following schedule (provided that the determination of the Performance Periods will be subject to paragraph 5):

Installment Number:	First Day of Performance Period:	Last Day of Performance Period:	Portion of Principal Amount Attributable to Installment:
1	January 1, 2013	December 31, 2014	25% of Principal Amount
2	January 1, 2013	December 31, 2015	25% of Principal Amount
3	January 1, 2013	December 31, 2016	50% of Principal Amount

2.     Amount of Payment. The Award Payments will be subject to paragraph 3 and to the following:

(a)	The Award Payment for each Installment will equal the sum of the amounts described in paragraph (i) below and paragraph (ii) below:
(i)     The product of (A) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (B) a fraction, converted to an equivalent percentage, the numerator of which is the Company’s per-share

Adjusted Book Value as of the last day of the applicable Performance Period and the denominator of which is the Company’s per-share Adjusted Book Value as of the first day of the applicable Performance Period.
(ii)     The product of (A) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (B) a percentage equal to 100% plus (or minus if negative) the Company’s Operating Return on Equity for the Performance Period attributable to that Installment.

(b)	The amount determined under both paragraph (a)(i) above and paragraph (a)(ii) above will be zero if both of the following are true:
(i)     the percentage described in paragraph (a)(i)(B) for the Performance Period to which the Award is attributable is less than 100%; and
(ii)     the percentage described in paragraph (a)(ii)(B) above for the Performance Period to which the Award is attributable is less than the sum of: (A) 100% plus (B) the product of 3% multiplied by the number of years and fractional years in the applicable Performance Period.

(c)	Notwithstanding the foregoing provisions of this paragraph 2 (but subject to the provisions of paragraph 5), if:
(i)     by reason of paragraph (b) above, the Participant receives no payment with respect to the Installment for either the Performance Period ending December 31, 2014 or December 31, 2015 (each, a “Prior Performance Period”);
(ii)     in a subsequent Performance Period under this Agreement (the “Subsequent Performance Period”), either or both of paragraph (b)(i) and (b)(ii) above are satisfied; and
(iii)     the Participant’s Date of Termination has not occurred during the Subsequent Performance Period;
then, as soon as practicable after the end of the Subsequent Performance Period (and notwithstanding the provisions of paragraph 4), the Participant will receive the payment (without interest) he would have received for the Prior Performance Period if paragraph (b) above had not been applicable to him for the Prior Performance Period.
3.     Vesting and Forfeitures. Vesting of the Award Payment is subject to paragraph 5 and to the following:

(a)
If, in accordance with the following provisions of this paragraph 3, the Participant is vested in the Award Payment for any Performance Period, the Award Payment (if any) for that Performance Period will be due on the Payment Date as described in paragraph 4, subject to the terms of the Plan and these Award Terms. If the

Participant is not vested in the Award for a Performance Period, the Participant will forfeit that Award.

(b)
If, with respect to any Installment, the Participant’s Date of Termination does not occur before the last day of the Performance Period for that Installment, the Participant will be vested in the Award Payment. Subject to paragraph 5, if the Participant’s Date of Termination occurs before the last day of the Performance Period for that Installment, the Participant will not be vested in the Award Payment for that Installment.

4.     Payment Date.

(a)
Except as otherwise provided in this paragraph 4, and subject to paragraphs 2(b), 2(c), and 5, the Participant’s Award Payment attributable to any Installment will be due on the last day of the Performance Period with respect to that Installment (the “Payment Date” with respect to that Installment).

(b)
The Award will be paid to the Participant in a cash lump sum in US dollars. Payment will be due on the Payment Date, and will be paid no later than the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture (as determined in accordance with Treas. Reg. §1.409A-1(b)(4)).

(c)
Notwithstanding the foregoing, except in the case of a Performance Period ending by reason of the Participant’s death or Permanent Disability, no payment will be made unless, on or before the date of payment, the Committee has certified that the performance goals for the Performance Period and any other material provisions of the Award Terms have in fact been satisfied.

5.     Death, Disability and Retirement. This paragraph 5 will apply to the Participant if, before the last day of the final Performance Period, either the Participant incurs a Permanent Disability or the Participant incurs a Date of Termination by reason of death, Disability, or Retirement, subject to the following:

(a)	Death. If the Participant’s Date of Termination occurs by reason of death, the following provisions of this paragraph (a) will apply:
(i)     Effect on Performance Periods. For each Installment for any Performance Period that ends after the Date of Termination, the Participant’s estate will receive, in lieu of any other payment with respect to such Installment, an amount equal to the portion of the Principal Amount attributable to that Installment (without regard to the actual performance of Adjusted Book Value or Operating Return on Equity).
(ii)     Reinstatement Payments. Solely for purposes of determining eligibility for payment under paragraph 2(c), the Participant will be considered to have remained employed (and not have incurred a Date of Termination) during all of the Performance Periods.
(iii)     Vesting. The Participant will be vested in the amounts payable under paragraph (i) above.
(iv)     Payment Date. Payments under paragraph (i) above will be due on the Payment Date, which, for such payments, will be the Date of Termination. Payment of amounts, if any, that become payable under paragraph 2(c) will be made at the time specified under paragraph 2(c).

(b)	Permanent Disability. If the Participant incurs a Permanent Disability prior to his Date of Termination, the following provisions of this paragraph (b) will apply:
(i)     Effect on Performance Periods. For each Installment for any Performance Period that ends after the Participant incurs a Permanent Disability, the Participant will receive, in lieu of any other payment with respect to such Installment, an amount equal to the portion of the Principal Amount attributable to that Installment (without regard to the actual performance of Adjusted Book Value or Operating Return on Equity).
(ii)     Reinstatement Payments. Solely for purposes of determining eligibility for payment under paragraph 2(c), the Participant will be considered to have remained employed (and not have incurred a Date of Termination) during all of the Performance Periods.
(iii)     Vesting. The Participant will be vested in the amounts payable under paragraph (i) above.
(iv)     Payment Date. Payments under paragraph (i) above will be due on the Payment Date, which, for such payments, will be the date on which the Participant incurs a Permanent Disability. Payment of amounts, if any, that become payable under paragraph 2(c) will be made at the time specified under paragraph 2(c).

(c)
Disability. If the Participant’s Date of Termination occurs by reason of Disability (and unless he has previously incurred a Permanent Disability), the following provisions of this paragraph (c) will apply:

(i)     Effect on Performance Periods. The last day of each of the Performance Periods will be determined in accordance with paragraph 1 without regard to this paragraph (c).
(ii)     Reinstatement Payments. For purposes of applying paragraph 2(c), the Participant will be considered to have remained employed (and not have incurred a Date of Termination) during all of the Performance Periods.

(iii)     Vesting. For purposes of paragraph 3, the Participant will be vested in the Award Payment for any Performance Period ending after the Date of Termination.
(iv)     Payment Date. The Payment Date will be determined in accordance with paragraph 4 without regard to this paragraph (c); provided that for amounts, if any, that become payable under paragraph 2(c), payment will be made at the time specified under paragraph 2(c).

(d)	Retirement. If the Participant’s Date of Termination occurs by reason of Retirement, the following provisions of this paragraph (d) will apply:
(i)     Effect on Performance Periods. The last day of each of the Performance Periods will be determined in accordance with paragraph 1 without regard to this paragraph (d).
(ii)     Reinstatement Payments. For purposes of determining eligibility for payment under paragraph 2(c), the Participant will be considered to have remained employed (and not have incurred a Date of Termination) during all of the Performance Periods.
(iii)     Vesting. For purposes of paragraph 3, the Participant will be vested in the Award Payment for any Performance Period ending after the Date of Termination.
(iv)     Payment Date. The Payment Date will be determined in accordance with paragraph 4 without regard to this paragraph (d); provided that for amounts, if any, that become payable under paragraph 2(c), payment will be made at the time specified under paragraph 2(c).
6.     Recoupment and Applicable Plans.

(a)
Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Award shall be subject to the Assured Guaranty Ltd. Executive Officer Recoupment Policy as amended from time to time.

(b)
The Award Payments described in the Award Letter are granted under and pursuant to the terms of the Plan and Section 4 (relating to Cash Incentive Awards) of the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the "LTIP") and are intended to constitute performance-based compensation as that term is used in the LTIP and section 162(m) of the Code. In no event may the amount payable under these Award Terms, when added to any other amounts payable under Section 4 of the LTIP to the Participant that are intended to constitute “performance-based compensation” as that term is used in the LTIP and section 162(m) of the Code, exceed the limit imposed by Section 5.2(e)(v) of the

LTIP for the applicable performance period. Subject to paragraph (a) above, the terms of this Agreement shall be subject to the terms of the LTIP and the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the LTIP and the Plan.
7.     Cancellation and Rescission of Performance Retention Award.

(a)
The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Performance Retention Award at any time if the Participant engages in any "Competitive Activity" or, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.

(b)
Immediately prior to the Payment Date with respect to an Installment and prior to the payment of the Award Payment attributable to such Installment to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Competitive Activity or, if applicable, any Post-Retirement Activity, prior to, or during the twelve months after, the Payment Date with respect to any Installment (the “Restrictive Covenant Period”), the right to payment of the Award Payment attributable to such Installment may be rescinded by the Committee within two years of the end of the Restricted Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount Award Payment attributable to such Installment, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

8.     Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to one-year anniversary of the Grant Date (the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
9.    Definitions. For purposes of these Award Terms, the definitions set forth in this paragraph 9 or elsewhere in these Award Terms shall apply. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan or LTIP is similarly used in these Award Terms.

(a)
Adjusted Book Value. The “Adjusted Book Value” of the Company as of any date shall equal shareholders’ equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated entities), as reported under accounting principles generally accepted in the United States of America (GAAP), adjusted for the following:
(i)     Elimination of the effects of consolidating financial guaranty variable interest entities;
(ii)     Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments;
(iii)     Elimination of the after-tax unrealized gains (losses) on the Company’s committed capital securities;
(iv)     Elimination of the after-tax unrealized gains(losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (excluding foreign exchange remeasurement);
(v)     Elimination of after-tax deferred acquisition costs, net;
(vi)     Addition of the after-tax net present value of estimated net future revenue from the Company’s credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, discounted at 6%; and
(vii)     Addition of the after-tax value of the net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance.
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Adjusted Book Value as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions). However, in no event may the Committee make such adjustments to the extent that the adjustments would result in amounts payable under this Agreement or other compensation payable to the Participant being nondeductible by the Company and its affiliates by reason of section 162(m).

(b)
Competitive Activity. The term “Competitive Activity” shall mean (i) the Participant’s engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company or any affiliate and which, during the period covered by the Participant's employment, were conducted by the Company or any affiliate; or (ii) the Participant’s engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or (iii) the Participant’s use or disclosure, without the prior written consent of the Company, to any person (other than an employee of either of the Company or a Subsidiary, or other person, to whom disclosure is necessary to the performance by the Participant of his or her duties in the employ of the Company or Subsidiary) of any confidential or proprietary information about the Company or any affiliate or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Participant).

(c)
Date of Termination. A Participant's “Date of Termination” means the first day on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant continues to be or becomes a Director; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30‑day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination.

(d)	Director. The term "Director" means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(e)
Disabled. The Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days. The Participant shall be considered to be Permanently Disabled if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).

(f)
Operating Return on Equity. Operating Return on Equity represents operating income (as defined below) for the specified period divided by the average of operating shareholders' equity at the beginning and the end of that period. Operating shareholders’ equity is a non-GAAP financial measure calculated as shareholders’ equity attributable to Assured Guaranty Ltd. as reported under GAAP, adjusted for the following:

(i)     Elimination of the effects of consolidating financial guaranty variable interest entities in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation;
(ii)     Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments;
(iii)     Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities;
(iv)    Elimination of the after-tax unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (excluding foreign exchange remeasurement).
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s Operating Return on Equity as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions). However, in no event may the Committee make such adjustments to the extent that the adjustments would result in amounts payable under this Agreement or other compensation payable to the Participant being nondeductible by the Company and its affiliates by reason of section 162(m).

(g)	Operating Income. Operating income is a non-GAAP financial measure defined as net income (loss) attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:
(i)     Elimination of the after-tax realized gains (losses) on the Company’s investments except for gains and losses on securities classified as trading;
(ii)     Elimination of the after-tax non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments;
(iii)     Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities;

(iv)     Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and loss adjusted expense reserves; and
(v)    Elimination of the effects of consolidating financial guaranty variable interest entities in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation.
Notwithstanding the foregoing, the Committee, in its discretion, may adjust the determination of the Company’s operating income as it deems necessary or desirable to achieve the purpose and/or preserve the benefits or potential benefits of the Award (including, without limitation, adjustments to reflect corporate transactions). However, in no event may the Committee make such adjustments to the extent that the adjustments would result in amounts payable under this Agreement or other compensation payable to the Participant being nondeductible by the Company and its affiliates by reason of section 162(m).

(h)	Performance Period. The “Performance Period” will be determined in accordance with paragraph 1.

(i)	Plan. “Plan” means the Assured Guaranty Ltd. Performance Retention Plan.

(j)
Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities such that the Participant will not be considered to have retired (or have terminated by reason of Retirement) pursuant to paragraph 9(l)(iii) below.

(k)	Principal Amount. The "Principal Amount" with respect to the Participant will be the Principal Amount as stated in the Award Letter.

(l)	Retirement. “Retirement" of a Participant will be determined in accordance with the following:
(i)     Retirement shall mean the occurrence of a Participant's Date of Termination with the consent of the Participant's employer after the Participant has completed five years of service and attained age 55.
(ii)     For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such the initial public offering.

(iii)     Notwithstanding that the Participant’s Date of Termination satisfies the requirements of paragraph (i) above, the Participant will not be considered to have retired (or have terminated by reason of Retirement) with respect to any Installment if the Committee determines that the Participant has provided significant commercial or business services to any one or more persons or entities on or before the last day of the Performance Period applicable to that Installment, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant may devote reasonable time to the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement.
(iv)     At the request of the Committee, and as a condition of receiving the Award Payment with respect to a Performance Period, the Participant shall be required to provide a listing of the activities engaged in by the Participant following the Participant’s Date of Termination and prior to the end of the Performance Period and such other information that the Committee determines may be necessary from time to time to establish whether the Participant has acted in a manner that is consistent with the requirements of paragraph (iii) above. Such listing and information shall be provided promptly by the Participant, but in no event more than 10 days after written request is delivered to the Participant.
(v)     At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be consistent with the requirements of paragraph (iii) above. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

_________________________
Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
Participant